Exhibit 10.7

FISCAL 2012/2013 ANNUAL INCENTIVE BONUS PLAN SUMMARY

The Company’s two named executive officers are: Peter L. Vosotas, Chairman of the Board, President and Chief Executive Officer; Ralph T. Finkenbrink, Senior Vice President, Chief Financial Officer and Secretary. The Company has in place an annual incentive bonus program for both of these named executive officers. Set forth below is a summary of the principal terms of such programs for the fiscal year ended March 31, 2012 (“Fiscal 2012”) and the fiscal year ending March 31, 2013 (“Fiscal 2013”):

Fiscal 2012

Cash Bonuses. In addition to his annual base salary, both named executive officers are entitled to receive cash bonuses for Fiscal 2012 based upon the Company’s revenues and operating income exceeding certain target percentages. The tables below summarize the cash bonuses payable to both of the named executive officers based upon the Company meeting or exceeding the indicated growth targets:

Revenue Growth Target (% Increase Over Fiscal 2011)*	Cash Bonus Payable to Mr. Vosotas	Cash Bonus Payable to Mr. Finkenbrink
5%	$15,000	$10,000
10% or above	$30,000	$30,000

Operating Income Growth Target (% Increase Over Fiscal 2011)*	Cash Bonus Payable to Mr. Vosotas	Cash Bonus Payable to Mr. Finkenbrink
10%	$15,000	$ 5,000
20% or above	$30,000	$20,000

In addition to the foregoing, Mr. Vosotas is entitled to a cash bonus in the event the average closing price of the Company’s Common Stock for the five trading days immediately preceding March 31, 2012 exceeds the average closing price for the five trading days immediately preceding April 1, 2011. The table below summarizes the cash bonus payable to Mr. Vosotas based upon an increase in the Company’s stock price over the period indicated:

% Increase in Average Closing Price*	Cash Bonus Payable
10%	$ 50,000
15%	$ 75,000
25% or above	$100,000

*	A prorated cash bonus is payable to Mr. Vosotas in the event the increase in the Company’s average closing stock price for the period indicated falls between 10% and 25%.

Equity Awards. Mr. Finkenbrink also received the following equity award under the Company’s Equity Incentive Plan as part of the Fiscal 2012 incentive bonus program: On April 1, 2011, Mr. Finkenbrink was awarded 5,000 shares of restricted stock, which shares will vest on March 31, 2014.

Fiscal 2013

Cash Bonuses. In addition to his annual base salary, both named executive officers are entitled to receive cash bonuses for Fiscal 2013 based upon the Company’s revenues and operating income exceeding certain target percentages. The tables below summarize the cash bonuses payable to each of the named executive officers based upon the Company meeting or exceeding the indicated growth targets:

Revenue Growth Target (% Increase Over Fiscal 2012)*	Cash Bonus Payable to Mr. Vosotas	Cash Bonus Payable to Mr. Finkenbrink
3%	$20,000	$15,000
5% or above	$40,000	$30,000

Operating Income Growth Target (% Increase Over Fiscal 2012)*	Cash Bonus Payable to Mr. Vosotas	Cash Bonus Payable to Mr. Finkenbrink
5%	$20,000	$15,000
10% or above	$40,000	$30,000

Equity Awards. Both of the Company’s named executive officers also received the following equity awards under the Company’s Equity Incentive Plan as part of the Fiscal 2013 incentive bonus program: (i) on May 8, 2012, Mr. Vosotas was awarded 20,000 shares of restricted stock, which shares will vest on March 31, 2014; (ii) on May 8, 2012, Mr. Vosotas was awarded 20,000 performance shares subject to the same operating income and revenue targets associated with his cash bonuses described above; (iii) on May 8, 2012, Mr. Finkenbrink was awarded 15,000 shares of restricted stock, which shares will vest on March 31, 2014.

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